Exhibit 10.20

SPENCER TRASK VENTURES, INC.
535 Madison Avenue, 18th Floor
New York, New York 10022

December 14, 2005

Modigene Inc.
8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia 22182
Attn.:	Shai Novik President

Re:	Finder’s Fee Agreement

Dear Mr. Novik:

This will confirm our agreement, referred to in Section 3(h) of the Placement Agency Agreement (the “Agency Agreement”), dated August 11, 2005, between Spencer Trask Ventures, Inc. (“Spencer Trask”) and Modigene Inc., a Delaware corporation (the “Company”), to act as a non-exclusive finder for the Company.

In the event the Company or any of its affiliates shall enter into a Transaction (as defined below) with any party introduced to the Company by Spencer Trask, directly or indirectly, at any time prior to the date which is five (5) years after Closing (as defined in the Agency Agreement) (the “Finder Term”), then the Company shall pay to Spencer Trask a cash fee (the “Finder’s Fee”) according to the following:

(a)	7% of the first $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(b)	6% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(c)	5% of the next $5,000,000 or portion thereof of the consideration paid in such transaction; plus
(d)	4% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(e)	3% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(f)	2.5% of any consideration paid in such transaction in excess of $9,000,000.

For the purposes hereof a “Transaction” shall include (i) any merger, joint venture or other business combination involving the Company, (ii) any acquisition of all or substantially all of the assets, or all or substantially all of the outstanding capital stock, of the Company, (iii) any private placement, syndication or other sale by the Company of equity or debt securities of the Company or (iv) any investment in the Company by any individual or entity, including, without limitation, any strategic partner, financial institution, investor or customer. With regard to clauses (iii) and (iv) of the preceding sentence, if the provisions of Section 3(g) of the Agency Agreement apply to such transaction, then the provisions of such Section 3(g) shall control and any fees due and payable to Spencer Trask as a result of such transaction, shall be paid in accordance with such Section 3(g). Any such Finder's Fee due to Spencer Trask will be paid at the closing of the particular Significant Corporate Transaction for which the Finder's Fee is due. Notwithstanding the foregoing, no Finder’s Fee shall be payable in respect of an investment in the Company by Spencer Trask and/or its related parties or affiliates.

In the event that, during the Finder Term, Spencer Trask introduces the Company to an underwriter (as a potential candidate to underwrite the Company’s initial public offering), which underwriter participates in the initial public offering of the Company’s securities, then the Company shall pay to Spencer Trask a cash fee equal to 1% of the gross proceeds from the sale of the Company’s securities in such offering through such underwriter.

The Company shall have the right, in its sole discretion, to reject any third party’s offer or to abandon any Significant Corporate Transaction undertaken by the Company prior to the actual closing of such Significant Corporate Transaction. Any determination as to whether to consummate a Significant Corporate Transaction shall be made by the Company’s Board of Directors, in its sole discretion.

Spencer Trask shall be paid the Finder’s Fee in cash, regardless of the type of consideration received by the Company in connection with a Significant Corporate Transaction, which fee shall be payable at the closing of such Significant Corporate Transaction (unless consideration for such Significant Corporate Transaction is received by the Company or its stockholders at a later time in which case Spencer Trask shall be paid when such consideration is received by the Company or its stockholders).

For purposes of calculating any Finder’s Fee to which Spencer Trask has demonstrated its entitlement, the transaction value of each Significant Corporate Transaction undertaken by the Company shall not be aggregated with the transaction value of any other Significant Corporate Transaction previously undertaken by the Company.

This letter agreement (i) shall be governed by, and construed in accordance with, the laws of the State of New York, (ii) may not be assigned by either party without prior written consent of the other party, (iii) may not by modified or amended except in writing, (iv) constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior agreements and understandings, written or oral and (v) may be executed in counterparts each of which shall be deemed to be an original and all of which shall constitute one agreement.

Signature Page Follows

If the foregoing accurately reflects our understanding, please so indicate by signing in the space provided below.

Sincerely,

SPENCER TRASK VENTURES, INC.

By:	/s/ William P. Dioguardi
Name: William P. Dioguardi Title: President

Agreed and Accepted:

This 14th day of December, 2005

MODIGENE INC.

By:	/s/ Shai Novik Name: Shai Novik Title: President